--------------------------------------------------------------------------------
SEC 1745 Potential persons who are to respond to the collection of information (02-02) contained in this form are not required to respond unless the form displays a currently valid OMB control number.
--------------------------------------------------------------------------------

                                                       OMB APPROVAL
                                                 OMB Number: 3235-0145
                                                 Expires: December 31, 2005
                                                 Estimated average burden
                                                 hours per response..11.0


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*;*1


                          LOCKHEED MARTIN CORPORATION
    ------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
    ------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   539830109
         ---------------------------------------------------------------
                                 (CUSIP Number)



    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

 [x] Rule 13d-1(b)
 [ ] Rule 13d-1(c)
 [ ] Rule 13d-1(d)

                                  Page 1 of 5

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

*1 - This report supersedes Amendment No. 8 filed on February 17, 2004.

 CUSIP No. 539830109
          ---------------
  ------------------------------------------------------------------------
    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).
         (a)  U.S. Trust Corporation*  #13-2927955
         (b)  United States Trust Company of New York  #13-5459866
         (c)  U.S. Trust Company, N.A.  #95-4311476
  ------------------------------------------------------------------------
        *U.S. Trust Company, N.A. is a wholly owned subsidiary of U.S. Trust
         Corporation.
         U.S. Trust Corporation is a wholly owned subsidiary of The Charles Schwab Corporation. Correspondingly, neither entity files reports completely separate and independent from the other. Correspondingly, neither entity shares with the other entity any information and/or power with respect to either the voting and/or disposition of the securities reported by such entity.
  ------------------------------------------------------------------------
    2.   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)  [ ]
         (b)  [ ]
  ------------------------------------------------------------------------
    3.   SEC Use Only

  ------------------------------------------------------------------------
    4.   Citizenship or Place of Organization
                 U.S.
  ------------------------------------------------------------------------

                 5.  Sole Voting Power
    Number           24,513
    Shares       ---------------------------------------------------------
    Beneficially 6.  Shared Voting Power
    Owned by     (Managed Accounts) 1,390,659  (Employees' Plan) 72,504,084
    Each         ---------------------------------------------------------
    Reporting    7.  Sole Dispositive Power
    Person           -0-
                 ---------------------------------------------------------
                 8.  Shared Dispositive Power
                     1,157,752 (Employees' Plans)   2,252,392 (Managed Accounts)
  ------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person
         84,504,637
  ------------------------------------------------------------------------
   10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
         [ ]
  ------------------------------------------------------------------------
    11.  Percent of Class Represented by Amount in Row (9)
         18.74
  ------------------------------------------------------------------------
    12.  Type of Reporting Person (See Instructions)
         #1(a) HC
           (b) BK
  ------------------------------------------------------------------------

  ------------------------------------------------------------------------

  ------------------------------------------------------------------------

  ------------------------------------------------------------------------

 Item 1.

         (a) Name of Issuer
             Lockheed Martin Corporation

         (b) Address of Issuer's Principal Executive Offices
             6801 Rockledge Dr Bethesda, MD 20817

 Item 2.

         (a) Name of Person Filing
             See #1, p2

         (b) Address of Principal Business Office or, if none, Residence 114 W 47 St
             NY 10036

         (c) Citizenship
             U.S.

         (d) Title of Class of Securities
             Common Stock

         (e) CUSIP Number
             539830109

 Item 3. If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [   ] Broker or dealer registered under section 15 of the Act (15
                   U.S.C. 78o).
         (b) [ x ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                   78c).
         (c) [   ] Insurance company as defined in section 3(a)(19) of the Act
                   (15 U.S.C. 78c).
         (d) [   ] Investment company registered under section 8 of the
                   Investment Company Act of 1940 (15 U.S.C 80a-8).
         (e) [   ] An investment adviser in accordance with Section
                   240.13d-1(b)(1)(ii)(E);
         (f) [   ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
         (g) [ x ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
         (h) [   ] A savings associations as defined in section 3(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i) [   ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j) [   ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

 Item 4. Ownership.

 Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned: 84,504,637
                                       -------------------------.
         (b) Percent of class:          18.74
                                       -------------------------.
         (c) Number of shares as to which the person has:

             (i)   Sole power to vote or to direct the vote
                                       24,513
                                       -------------------------.

             (ii)  Shared power to vote or to direct the vote
                                       1,390,659 (Managed Accounts)
                                       72,504,084 (Employees' Plan)
                                       -------------------------.

             (iii) Sole power to dispose or to direct the disposition of
                                        -0-
                                       -------------------------.

             (iv)  Shared power to dispose or to direct the disposition of
                                       1,157,752 (Employees' Plan)
                                       2,252,392 (Managed Accounts)
                                       -------------------------.

 Instruction. For computations regarding securities which represent a right to acquire an underlying security see Sec. 240.13d3(d)(1).

Item 10. Certification

         (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


         (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          February 20, 2004
                                  -----------------------------------
                                                Date

                                        Joseph A. Tricarico
                                  -----------------------------------
                                             Signature

                                  Authorized Agent/Vice President and
                                             Trust Counsel
                                  -----------------------------------
                                             Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)